EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 1, 2007

New World Restaurant Group Announces 2006 4th Quarter and Full Year Financial Results

Selected Highlights:

•                  Net income of $6.0 million, or $0.54 per diluted share, in Q4

•                  Q4 operating income up 102% to $10.9 million

•                  9th consecutive quarter of positive operating income

•                  Full year operating income up 129% to $21.4 million

•                  Comparable store sales up 4.7% in quarter, 4.5% in 2006

•                  9th straight quarter of positive comparable store sales

•                  $4.6 million in cash generated from operations in Q4, $14.0 million for full year

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced fourth quarter net income of $6.0 million, or $0.54 per diluted share, along with strong results for its full year ended January 2, 2007.

FOURTH QUARTER RESULTS

New World reported net income of $6.0 million, or $0.57 per basic and $0.54 per diluted share, in the fourth quarter versus a net loss of $723,000, or $0.07 per basic and diluted share, in the same quarter last year.  It was the Company’s second consecutive profitable quarter.

The Company reported revenue of $99.2 million in the 13-week fourth quarter of 2006 as compared with $103.9 million in the 14-week fourth quarter of 2005, which included an additional $6.1 million in sales due to the extra week.  Comparable store sales grew by 4.7% in the fourth quarter — the Company’s ninth consecutive positive quarter in that category.

Gross profit in the fourth quarter increased to $23.5 million, up 9.0% from $21.5 million in the same quarter last year and up 29.6% from $18.1 million in the third quarter of 2006.  The year-over-year margin growth would have been significantly higher on a 52-week to 52-week comparative basis.  This improvement reflected stronger restaurant gross profit partially offset by negative margins from the Company’s manufacturing and commissary operations. Although still negative, New World’s manufacturing and commissary margins began to improve in the fourth quarter due to implementation of price increases to some third party customers as well as the consolidation and improved efficiency of the Company’s commissary operations.  Management believes these changes instituted in the fourth quarter will lead to continued improvement in manufacturing and commissary margins.

Total operating expenses declined by 22.0% in the fourth quarter to $12.6 million from $16.1 million in the same quarter a year ago.  General and administrative expenses declined by 19.4% to $7.4 million from $9.2 million. This reduction was due primarily to lower bonus payments to corporate staff, the 2006 fourth quarter having 13 weeks versus 14 weeks in the 2005 fourth quarter, which resulted in a corresponding reduction in G&A costs, and finally, a $550,000 refund on sales tax overpayments.  Depreciation and amortization expense declined by 59.7% in the fourth quarter, to $2.7 million from $6.7 million in the same quarter a year ago, as all amortizing intangible assets and a large portion of other assets became fully amortized at the end of the second quarter.  New World recognized $2.1 million in impairment-related charges in the fourth quarter related to a write-down on bagel manufacturing equipment to be purchased from the Company by its contract manufacturer at a mutually agreed upon fair value.  Loss on sale, disposal or abandonment of assets increased to $287,000 in the fourth quarter from $45,000 in the same quarter last year.

Income from operations increased 102% to $10.9 million in the fourth quarter from $5.4 million in the same quarter last year. The Company generated $4.6 million in cash from operations in the fourth quarter.

Interest expense in the fourth quarter was reduced by $1.3 million, to $4.9 million from $6.2 million in the same quarter last year.  This improvement reflected the successful first quarter debt refinancing in which the Company’s interest rate on all debt was reduced from 13.9% to an annualized weighted-average effective interest rate of 10.3% as of January 2, 2007.

Cash balances at January 2, 2007, improved to $5.5 million in cash and cash equivalents and $2.7 million in restricted cash versus $1.6 million in cash and cash equivalents and $3.1 million in restricted cash at fiscal year end on January 3, 2006.  The Company invested $13.2 million in cash in 2006 for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

“We are very pleased with our strong financial results in the second half of 2006, particularly in the fourth quarter when we reported more than $6.0 million in net income and generated nearly $4.6 million cash from operations,” said Paul Murphy, president and CEO.  “The quality of the Company’s financial performance is now beginning to reflect the quality of the food products and customer service that our restaurants have always been known for.  Our challenge now is to extend these positive trends and achieve sustainable financial performance and improved value for our shareholders, customers and employees.

“In 2007 our focus will be on continuously improving the dining experience for our customers,” Murphy added.  “We intend to continue to remodel select restaurants, introduce fresh new product offerings and bundlings, enhance our ordering systems, and hire and train committed restaurant management and staff — all with an eye toward increasing restaurant traffic and revenues.  We plan to accelerate our new store development activities, to increase store openings from five new company stores in 2006 to 10 to 15 new company stores in 2007, including Einstein Bros. stores in Atlanta, Chicago, Las Vegas, and Phoenix; and Noah’s New York Bagels stores in Portland, Seattle and in California.”

Rick Dutkiewicz, chief financial officer, added, “We continue to strengthen the Company’s financial results as a result of steady same store sales growth combined with a lower overall cost structure.  The first quarter debt refinancing was a major milestone, cutting 363 basis points off our annualized weighted average effective interest rate on all debt, which now stands at 10.3%.   The second milestone, in mid-year, was the sharp reduction in depreciation and amortization costs, which are expected to be in the $12 million to $15 million per year range moving forward.  These factors, combined with our focus on adding additional company-owned, franchised and licensed locations, our efforts to increase sales in existing company-owned restaurants, as well as stable G&A expenses, put New World in good position to sustain solid financial results.”

2006 FULL YEAR RESULTS

In 2006 the Company reported 52 weeks of operating results as compared with 53 weeks in 2005.  Despite one less week of revenue contribution, New World achieved an increase in revenue during 2006, to $390.0 million from $389.1 million in 2005.  This increase was attributed primarily to 4.5% growth in comparable store sales for the year.  When calculated on a comparative 52-week basis for both 2006 and 2005, restaurant sales for 2006 increased 1.9%.

The Company generated $78.6 million in gross profit in 2006, up 6.7% from $73.7 million in 2005.  Restaurant gross profit grew by 10.7% for the year — to $73.5 million from $66.4 million — partially offset by negative margins in the Company’s manufacturing operations.  Included in the $7.1 million increase in gross profit was $6.0 million in food and labor cost savings due to the fact that 2006 had 52 weeks of operations versus 53 weeks in 2005.

Total operating expenses declined by 11.1% in 2006 to $57.2 million from $64.3 million in 2005.  This improvement was led by a 35.6% decline in depreciation and amortization expense, to $16.9 million from $26.3 million in 2005.  As of July 4, 2006, all of the Company’s amortizing intangible assets became fully amortized and a substantial portion of its other assets became fully depreciated.  Consequently, the Company expects its annual depreciation and amortization expense to be in a range of $12 million to $15 million.  The sharp decline in depreciation and amortization more than offset relatively small increases in general and administrative expense, which was up 3.8% to $37.5 million from $36.1 million; impairment-related charges, which increased 41.5% to $2.3 million from $1.6 million; and loss on sale, disposal or abandonment of assets, which grew to $493,000 from $314,000 in 2005.

Income from operations increased 129% to $21.4 million in 2006 from $9.4 million in 2005.  The Company generated $14.0 million in cash from operations in 2006, up 575% from $2.1 million in 2005.

Interest expense in 2006 was reduced by 17.5%, or $4.1 million, to $19.6 million from $23.7 million in 2005, reflecting the reduction of the Company’s annualized weighted average effective interest rate on debt to 10.3% from 13.9%.  Other expense for the year included $8.8 million in costs associated with the redemption and prepayment of the Company’s $160.0 million in notes, which were refinanced during the first quarter of 2006 in a move designed to reduce long-term interest costs, improve cash flow and increase financial flexibility.

Net loss in 2006, which included the $8.8 million in note redemption and prepayment costs, was $6.9 million, or $0.66 per basic and diluted share, a 51% improvement over the net loss of $14.0 million, or $1.42 per basic and diluted share, in 2005.

CONFERENCE CALL

Management will conduct a conference call to discuss 2006 fourth quarter and full year results on March 1, 2007, at 2:15 p.m. Mountain Time (4:15 p.m. EST).  The call-in numbers for the conference call are 1-877-381-6509 for domestic toll free and 706-679-7388 for international.  The conference ID number is 9890273.  A telephone replay will be available through March 15, 2007, and may be accessed by calling 1-800-642-1687 for domestic toll free or 706-645-9291 for international.  The conference ID number is 9890273.  To access a live web cast of the call, please visit New World’s website at www.newworldrestaurantgroup.com.  A replay of the webcast will be available on the website through April 1, 2007.

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of July 4, 2006, the Company’s retail system consisted of 598 locations, including 416 company-owned locations, as well as 86 franchised and 96 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.  Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target”, “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, and comparable store sales are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2006 fourth quarter and full year are not necessarily indicative of future results which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) the weighted average effective interest rate is dependent upon LIBOR rate remaining stable; (iv) the Company’s plans to increase sales, traffic and revenue and success of new product offerings and emphasis on catering are dependent on consumer tastes and acceptance of products and initiatives, the success of store marketing programs and other factors; (v) the Company’s plans to improve manufacturing margins are dependent on achieving efficiencies and the ability to maintain advantageous pricing; (vi) the ability to remodel restaurants is dependent on available space, store layouts, availability of contractors and materials, and the ability to obtain necessary permits and licenses; (vii) the ability to develop and open new company-owned restaurants is dependent upon the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and ability to obtain necessary permits and licenses; (viii) the estimated $12 million to $15 million in depreciation and amortization expense is dependent upon the level of annual capital expenditures; (ix) the ability to add franchise and license locations is dependent upon finding qualified licensees and franchisees, reaching agreements on favorable terms, and their ability to find suitable locations, availability of contractors and ability to obtain licenses and permits and locate and train personnel; (x) the ability introduce new products is dependent on availability of products, ability to train personnel and produce those products in the restaurants, availability of capital and consumer acceptance; (xi) the ability to hire new staff and enhance ordering systems is dependent upon conditions of the labor pool and availability of such systems, respectively; and (xii) the plan to improve shareholder value is dependent on the ability to achieve sufficient financial results as well as market conditions. These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Rick Dutkiewicz
Chief Financial Officer
303-568-8004
rdutkiewicz@nwrgi.com

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FOURTH QUARTER AND YEAR TO DATE PERIODS ENDED JANUARY 2, 2007 AND JANUARY 3, 2006

(in thousands, except earnings per share and related share information)

(unaudited)

	Fourth quarter ended:		Year to date ended:
	Jan 2,	Jan 3,	Jan 2,	Jan 3,
	2007	2006	2007	2006
Revenues:
Retail sales	$92,399	$97,132	$363,699	$363,044
Manufacturing revenues	5,173	5,213	20,299	20,118
Franchise and license related revenues	1,606	1,558	5,964	5,931

Total revenues	99,178	103,903	389,962	389,093

Cost of sales:
Retail costs	70,499	77,469	290,176	296,610
Manufacturing costs	5,202	4,901	21,154	18,781

Total cost of sales	75,701	82,370	311,330	315,391

Gross profit	23,477	21,533	78,632	73,702

Operating expenses:
General and administrative expenses	7,446	9,239	37,484	36,096
Depreciation and amortization	2,711	6,733	16,949	26,316
Loss (gain) on sale, disposal or abandonment of assets, net	287	45	493	314
Charges (adjustments) of integration and reorganization cost	—	(1)	—	5
Impairment charges and other related costs	2,134	119	2,268	1,603

Income (loss) from operations	10,899	5,398	21,438	9,368

Other expense (income):
Interest expense, net	4,885	6,201	19,555	23,698
Prepayment penalty upon redemption of $160 Million Notes	—		4,800
Write-off of debt issuance costs upon redemption of $160 Million Notes	—		3,956
Other	—	(80)	(5)	(312)

Income (Loss) before income taxes	6,014	(723)	(6,868)	(14,018)

Provision for income taxes	—	—	—	—

Net income (loss)	$6,014	$(723)	$(6,868)	$(14,018)

Net income (loss) per common share – Basic	$0.57	$(0.07)	$(0.66)	$(1.42)
Net income (loss) per common share – Diluted	$0.54	$(0.07)	$(0.66)	$(1.42)

Weighted average number of common shares outstanding:
Basic	10,596,266	9,902,989	10,356,415	9,878,665
Diluted	11,110,643	9,902,989	10,356,415	9,878,665

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 2, 2007 AND JANUARY 3, 2006
(in thousands, except share information)

	January 2,	January 3,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$5,477	$1,556
Restricted cash	2,403	2,554
Franchise and other receivables, net of allowance of $505 and $480	6,393	5,506
Inventories	4,948	5,072
Prepaid expenses and other current assets	4,529	4,506
Assets held for sale	1,144	—
Total current assets	24,894	19,194

Restricted cash long-term	284	595
Property, plant and equipment, net	33,889	33,359
Trademarks and other intangibles, net	63,806	67,717
Goodwill	4,875	4,875
Debt issuance costs and other assets	5,406	5,184
Total assets	$133,154	$130,924

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,347	$5,848
Accrued expenses	25,855	24,789
Short term debt and current portion of long-term debt	3,605	280
Current portion of obligations under capital leases	76	19
Total current liabilities	32,883	30,936

Senior notes and other long-term debt	166,556	160,560
Obligations under capital leases	124	29
Other liabilities	8,822	8,610
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	265,385	257,135

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 25,000,000 shares authorized; 10,596,419 and 10,065,072 shares issued and outstanding	11	10
Additional paid-in capital	176,797	176,018
Unamortized stock compensation	—	(68)
Accumulated deficit	(309,039)	(302,171)
Total stockholders’ deficit	(132,231)	(126,211)
Total liabilities and stockholders’ deficit	$133,154	$130,924

NEW WORLD RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 2, 2007, JANUARY 3, 2006, AND DECEMBER 28, 2004
(in thousands)

	January 2,	January 3,	December 28,
	2007	2006	2004
OPERATING ACTIVITIES:
Net loss	$(6,868)	$(14,018)	$(17,405)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16,949	26,316	27,848
Stock based compensation expense	654	69	68
Loss, net of gains, on disposal of assets	493	314	1,557
Impairment charges and other related costs	2,268	1,603	450
Charges (adjustments) of integration and reorganization costs	—	5	(869)
Provision for (recovery of) losses on accounts receivable, net	133	(158)	177
Amortization of debt issuance and debt discount costs	817	1,848	1,849
Write-off of debt issuance costs	3,956	—	—
Accretion of paid-in-kind interest	1,591	—	—
Changes in operating assets and liabilities:
Franchise and other receivables	(1,020)	1,775	(1,593)
Accounts payable and accrued expenses	(5,706)	(12,565)	(2,112)
Other assets and liabilities	729	(3,114)	1,140
Net cash provided by operating activities	13,996	2,075	11,110

INVESTING ACTIVITIES:
Purchase of property and equipment	(13,172)	(10,264)	(9,393)
Proceeds from the sale of equipment	209	180	543
Net cash used in investing activities	(12,963)	(10,084)	(8,850)

FINANCING ACTIVITIES:
Proceeds from line of credit	24	5,455	18,120
Repayments of line of credit	(24)	(5,470)	(19,105)
Repayment of other borrowings	(280)	(312)	(1,105)
Payments under capital lease obligations	(53)
Repayment of notes payable	(160,000)	—	—
Borrowings under First Lien	80,000	—	—
Repayments under First Lien	(1,425)	—	—
Borrowings under Second Lien	65,000	—	—
Borrowings under Subordinated Note	24,375	—	—
Debt issuance costs	(4,923)	(81)	—
Proceeds upon stock option and warrant exercise	194	221	7
Net cash provided by (used in) financing activities	2,888	(187)	(2,083)

Net increase (decrease) in cash	3,921	(8,196)	177
Cash and cash equivalents, beginning of period	1,556	9,752	9,575
Cash and cash equivalents, end of period	$5,477	$1,556	$9,752